Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47104) of Corvis Corporation of our report dated July 30, 2003 relating to the financial statements of the Broadband Operations of Broadwing Communications Inc., which appears in the Current Report on Form 8-K/A Amendment No.1 of Corvis Corporation dated June 13, 2003.

PricewaterhouseCoopers LLP

Austin, Texas

August 26, 2003